Exhibit 15.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 333-165065 and 333-165566) of Anheuser-Busch InBev SA/NV of our report dated April 14, 2010, relating to the financial statements of the Anheuser-Busch US Beer and Packaging reporting entities as of and for the year ended December 31, 2009, and our report dated June 26, 2009, relating to the financial statement of Anheuser-Busch Companies, Inc. as of December 31, 2008, both of which reports appear in Anheuser-Busch InBev SA/NV’s annual report on Form 20-F for the year ended December 31, 2009. The financial statements of the Anheuser-Busch US Beer and Packaging reporting entities and of Anheuser-Busch Companies, Inc. are not separately presented in Anheuser-Busch InBev SA/NV’s annual report on Form 20-F.

/s/ PricewaterhouseCoopers LLP

PricewaterhouseCoopers LLP

St. Louis, MO

April 14, 2010